Exhibit 23.01

                      CONSENT OF FRANK L. SASSETTI & CO.

We hereby consent to the reference in this registration statement of our report dated April 26, 2005 on the financial statements of Triview Global Fund, LLC for the period from October 1, 2004 (date of inception) to December 31, 2004, and of our report dated April 26, 2005 on the consolidated financial statements of Triview Capital Management, Inc. for the period from September 30, 2004 (date of incorporation) to December 31, 2004 and to the use of our name appearing herein and elsewhere in the registration statement and are included in reliance upon our authority as experts in accounting and auditing.

                                          Frank L. Sassetti & Co.


                                          /s/ Frank L. Sassetti & Co.


September 28, 2005
Oak Park, Illinois